UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 6, 2005
Date of Report
(Date of earliest event reported)

Novell, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13351 (Commission File Number)	87-0393339 (IRS Employer Identification Number)

404 Wyman Street, Suite 500
Waltham, MA 02451
(Address of principal executive offices)

(781) 464-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement.

On September 6, 2005, Novell, Inc. (“Novell”) entered into a revised employment arrangement with Susan Heystee, who has served as President, Novell North America since July 18, 2005, to be effective retroactive to that date. The arrangement provides for an annual base salary of $400,000. Ms. Heystee is eligible to participate in Novell's Executive Bonus Program with an annual target bonus of 100% of her base salary if performance goals are met. Ms. Heystee also received a grant of 200,000 stock options, half of which vest over four years, and the other half of which vest when certain performance goals are satisfied. Ms. Heystee will also receive reimbursement for up to $200,000 in expenses for relocating from Canada to Waltham, Massachusetts.

Additionally, on September 7, 2005, Novell entered into an agreement with Ms. Heystee that addresses her benefits in the event of an involuntary termination from Novell. Generally, in the event of involuntary termination of Ms. Heystee's employment without cause in the absence of a change in control, the agreement will provide the following benefits: (i) payment by Novell of one and one-half of Ms. Heystee's base salary; (ii) a prorated bonus for the year of termination; (iii) twelve months of continued health and dental coverage; (iv) accelerated vesting of that portion of Ms. Heystee's outstanding stock options, if any, that would have vested within the one year period following the date of her termination; (v) accelerated vesting of the portion of Ms. Heystee's outstanding restricted common stock, if any, that would have vested within the one year period from the date of her termination; and (vi) reimbursement for outplacement benefits that are actually provided, not to exceed 20% of Ms. Heystee's base salary.

The change-in-control agreement also provides that in the event of an involuntary termination without cause in connection with a change in control of Novell, Ms. Heystee will receive the following benefits: (i) payment by Novell of two times Ms. Heystee's base salary and target bonus; (ii) a prorated bonus for the year of termination; (iii) 24 months of continued health and dental coverage; (iv) a lump sum cash payment of what Novell would have paid as matching contributions under the Novell 401(k) plan for 24 months after Ms. Heystee's termination date; (v) payment of certain legal fees; (vi) outstanding restricted common stock, if any, and other equity rights, if any, will become fully vested; (vii) outstanding stock options, if any, will become fully vested; (viii) a lump sum payment equal to 20% of Ms. Heystee's base salary which may be used to cover the costs of outplacement assistance; and (ix) if the payments provided to Ms. Heystee exceed the amount that triggers the excise tax under section 4999 of the Tax Code by more than 10%, the payments will be grossed-up. Additionally, the agreement contains non-competition and non-solicitation provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novell, Inc. (Registrant)
Date: September 12, 2005	By /s/ Joseph A. LaSala, Jr. (Signature) Senior Vice President, General Counsel and Secretary (Title)